Exhibit 99.1

ITT REPORTS FOURTH QUARTER EARNINGS PER SHARE (EPS) OF $1.64, ADJUSTED EPS OF $1.85; REPORTS FULL YEAR EPS OF $6.11, ADJUSTED EPS OF $6.72
2025 Highlights:

▪10% full year orders growth (5% organic) driven by pump projects, CCT aerospace and defense connectors, and contributions from the kSARIA acquisition
▪8% full year revenue growth (5% organic) from converting large pump projects and defense backlog
▪13% Q4 revenue growth (9% organic) due to outperformance in pump projects, transportation, and defense
▪6% Q4 EPS growth (23% adjusted) driven by operational performance and cost controls
▪Operating cash flow of $669 million for the year, up $106 million, with 17% operating cash flow margin; free cash flow of $555 million, up $117 million, with 14% free cash flow margin

STAMFORD, Conn., February 5, 2026 – ITT Inc. (NYSE: ITT) today reported financial results for the fourth quarter and full year ended December 31, 2025. For the fourth quarter, the company reported a year-over-year revenue growth of 13%, up 9% on an organic basis, primarily driven by higher volume, pricing actions and contributions from the Svanehøj and kSARIA acquisitions.
Fourth quarter operating income of $179 million increased 12% compared to prior year and on an adjusted basis, operating income of $194 million increased 19%. This is mainly due to higher volume, productivity and pricing actions.
Earnings per share for the fourth quarter of $1.64 increased 6% versus prior year primarily due to higher operating income, partially offset by a higher tax rate and dilution related to the December 2025 equity offering. On an adjusted basis, earnings per share of $1.85 increased 23% compared to prior year due primarily to improved operational performance.
Operating cash flow for the fourth quarter of $228 million increased 2% versus prior year primarily driven by higher operating income and working capital improvements, resulting in operating cash flow margin of 22%. Free cash flow for the fourth quarter of $187 million was flat versus prior year, resulting in free cash flow margin of 18%. For the full year, operating cash flow of $669 million increased 19%, with operating cash flow margin of 17%. Free cash flow of $555 million increased 27%, with free cash flow margin of 14.1%.

Table 1. Fourth Quarter Performance

	Q4 2025	Q4 2024	Change
Revenue	$1,054.0	$929.0	13.5%
Organic Growth			8.6%
Operating Income	$178.7	$159.9	11.8%
Operating Margin	17.0%	17.2%	(20)	bps
Adjusted Operating Income	$194.1	$162.8	19.2%
Adjusted Operating Margin	18.4%	17.5%	90	bps
Earnings Per Share	$1.64	$1.55	5.8%
Adjusted Earnings Per Share	$1.85	$1.50	23.3%
Operating Cash Flow	$227.8	$223.2	2.1%
Free Cash Flow	$187.4	$186.8	0.3%
Note: all results unaudited; dollars in millions except for per share amounts.
Management Commentary
“2025 was a milestone. We delivered exceptional cash flow and outstanding profitable growth, all in all a strong start to the next ITT chapter as outlined at Capital Markets Day. We grew orders 10% and revenue 8% whilst continuing to expand margin. Our teams furthered ITT’s differentiation in the market thanks to their disciplined execution across all three segments as well as the investments we made in innovation that powered new product introductions.
In addition to this strong performance, the announced acquisition of SPX FLOW accelerates the strategic shift of our portfolio towards higher-growth, higher-margin businesses. SPX FLOW’s leading brands and strong engineering capabilities will strengthen our Industrial Process business, creating a world-class flow platform.
Thanks to the ITT team’s hard work, we grew free cash flow 27% and delivered 14% free cash flow margin for the year, already at the level of performance we targeted for 2030 at Capital Markets Day. With a $1.9 billion backlog, our share gain momentum and the expected addition of SPX FLOW later in the first quarter, we are positioned for another solid year and well on our way to deliver our 2030 targets,” said Luca Savi, ITT’s Chief Executive Officer and President.
Table 2. Fourth Quarter Segment Results

	Revenue			Operating Income			Operating Margin
	Q4 2025	Reported Change	Organic Growth	Q4 2025	Reported Change	Adjusted Change	Q4 2025	Reported Change	Adjusted Change
Motion Technologies	$360.8	10.7%	3.4%	$67.3	7.2%	12.9%	18.7%	(60) bps	40 bps
Industrial Process	423.1	16.7%	11.3%	92.9	20.8%	22.5%	22.0%	80 bps	100 bps
Connect & Control Technologies	271.2	12.5%	11.5%	51.0	27.8%	21.4%	18.8%	220 bps	130 bps
Note: all results unaudited; excludes intercompany revenue eliminations of $1.1 million; comparisons to Q4 2024; dollars in millions.
Motion Technologies revenue increased 11% due to Friction OE outperformance and growth in aftermarket. Operating income of $67 million increased 7% due to productivity, including supply chain savings, and higher volume, partially offset by unfavorable foreign currency impacts.

Industrial Process revenue increased 17%, primarily due to strength in pump projects, Svanehøj contributions and pricing. Operating income of $93 million increased 21% driven by volume, pricing and productivity actions.
Connect & Control Technologies revenue increased 13%, primarily due to growth in aerospace and defense and pricing actions. Operating income of $51 million increased 28% primarily due to benefits of pricing actions and volume, partially offset by higher strategic investments.
Table 3. 2025 Full Year Performance

	FY 2025	FY 2024	Change
Revenue	$3,938.5	$3,630.7	8.5%
Organic Growth			4.8%
Operating Income	$684.5	$678.1	0.9%
Operating Margin	17.4%	18.7%	(130)	bps
Adjusted Operating Income	$717.1	$644.8	11.2%
Adjusted Operating Margin	18.2%	17.8%	40	bps
Earnings Per Share	$6.11	$6.32	(3.3)%
Adjusted Earnings Per Share	$6.72	$5.88	14.3%
Operating Cash Flow	$668.8	$562.6	18.9%
Free Cash Flow	$555.4	$438.7	26.6%
Note: dollars in millions except for per share amounts
Quarterly Dividend Increase
The company announced today an increase in its quarterly dividend of 10% to $0.386 per share on the company’s outstanding common stock. ITT’s Board of Directors approved the cash dividend for the first quarter of 2026, which will be payable on April 6, 2026 to shareholders of record as of the close of business on March 6, 2026. The 10% increase in the quarterly dividend announced today follows increases of 10% in both 2024 and 2025. Including the increase in 2026, the company’s dividend has grown at a 15% compounded annual growth rate since 2020.
Q1 2026 Guidance
The following outlook does not reflect the impact of the pending SPX FLOW acquisition, which was announced on December 5, 2025, and is expected to close in the first quarter of 2026.
We expect revenue growth of roughly 11%, up 5% on an organic basis; operating margin of approximately 18%, and adjusted operating margin greater than 18%, up approximately 100 bps; EPS of $1.67 to $1.71, and adjusted EPS of $1.68 to $1.72.
Starting in fiscal 2026, and following the expected close of the SPX FLOW acquisition, ITT will revise adjusted operating income and adjusted income from continuing operations to exclude acquisition-related intangible amortization expense in addition to previously excluded special items. This change reflects ITT’s ongoing portfolio transformation and is intended to provide a clearer view of core operating earnings while enhancing comparability with peers. Under the new definitions, fiscal 2025 adjusted operating income would increase by $47.3 million and adjusted EPS would increase by $0.46.

It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions, divestitures, and certain other special items that may occur in 2026 as these items are inherently uncertain and difficult to predict. As a result, we are unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and we have not provided reconciliations for these forward-looking non-GAAP financial measures.
Investor Conference Call Details
ITT’s management will host a conference call for investors on Thursday, February 5, 2026 at 8:30 a.m. Eastern Time. The briefing can be accessed live via webcast which is available on the company’s website: https://investors.itt.com. A replay of the webcast will be available two hours after the presentation concludes. Reconciliations of non-GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP.

Investor Contact            Media Contact
Carleen Salvage            Phil Terrigno
+1 914-304-1630            +1 914-641-2143
carleen.salvage@itt.com        phil.terrigno@itt.com

Safe Harbor Statement
This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In addition, the conference call (including the financial results presentation material) may include, and officers and representatives of ITT may from time to time make and discuss, projections, goals, assumptions, and statements that may constitute “forward-looking statements”. These forward-looking statements are not historical facts, but rather represent only a belief regarding future events based on current expectations, estimates, assumptions and projections about our business, future financial results, the industry in which we operate, and other legal, regulatory, and economic developments. These forward-looking statements include, but are not limited to, future strategic plans, statements regarding closing of the acquisition of SPX FLOW, Inc. ("SPX FLOW") and the payment of the purchase price, the debt financing, the impact of the acquisition on ITT, expected cost synergies of the acquisition, and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.
We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “guidance,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and, by their nature, many are inherently unpredictable and outside of ITT’s control, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.
Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, we cannot provide any assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.
Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:
•potential delays in consummating the pending acquisition of SPX FLOW;
•our ability to integrate the operations of SPX FLOW in a successful manner and in the expected time period;
•the possibility that any of the anticipated benefits and projected synergies of the pending acquisition of SPX FLOW will not be realized or will not be realized on the anticipated terms within the expected time period;
•the occurrence of any event, change, or other circumstance that could give rise to the termination of the purchase agreement for the pending acquisition of SPX FLOW;
•the effect of the pendency or completion of the pending acquisition of SPX FLOW on the parties' business relationships and business generally;
•uncertain global economic and capital markets conditions, which have been influenced by heightened geopolitical tensions, inflation, changes in monetary policies, the threat of a possible regional or global economic recession, trade disputes between the U.S. and its trading partners, political and social unrest, and the availability and fluctuations in prices of energy and commodities, including steel, oil, copper and tin;
•the imposition of new or increased tariffs by the U.S. government, particularly those targeting imports from specific countries, and the potential for retaliatory trade measures by affected countries, which could disrupt global supply chains, increase costs and reduce customer demand;
•fluctuations in interest rates and the impact of such fluctuations on customer behavior and on our cost of debt;
•fluctuations in foreign currency exchange rates and the impact of such fluctuations on our revenues, customer demand for our products and on our hedging arrangements;
•volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements;
•impacts and risk of liabilities from recent mergers, acquisitions, or venture investments, including the pending acquisition of SPX FLOW, and past divestitures and spin-offs;
•our inability to hire or retain key personnel;
•failure to compete successfully and innovate in our markets;
•failure to manage the distribution of products and services effectively;
•failure to protect our intellectual property rights or violations of the intellectual property rights of others;
•the extent to which there are quality problems with respect to manufacturing processes or finished goods;
•the risk of cybersecurity breaches or failure of any information systems used by the Company, including any flaws in the implementation of any enterprise resource planning systems;
•loss of or decrease in sales from our most significant customers;
•risks due to our operations and sales outside the U.S. and in emerging markets, including the imposition of tariffs and trade sanctions;
•fluctuations in demand or customers’ levels of capital investment, maintenance expenditures, production, and market cyclicality;
•the risk of material business interruptions, particularly at our manufacturing facilities;

•risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government;
•fluctuations in our effective tax rate, including as a result of changing tax laws and other possible tax reform legislation in the U.S. and other jurisdictions;
•changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform;
•failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, export controls and trade sanctions; and
•risk of product liability claims and litigation.
The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation (and expressly disclaim any obligation) to update any forward-looking statements, whether written or oral or as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenue	$1,054.0	$929.0	$3,938.5	$3,630.7
Cost of revenue	679.9	612.6	2,546.1	2,381.3
Gross profit	374.1	316.4	1,392.4	1,249.4
General and administrative expenses	107.6	74.0	368.4	297.1
Sales and marketing expenses	61.0	54.5	228.7	205.7
Research and development expenses	26.8	28.0	110.8	116.3
(Gain) loss on sale of businesses	—	—	—	(47.8)
Operating income	178.7	159.9	684.5	678.1
Interest expense	14.5	11.5	48.1	36.6
Interest income	(5.1)	(1.6)	(10.7)	(6.6)
Other non-operating income, net	(1.2)	0.3	(4.4)	(1.6)
Income from continuing operations before income tax	170.5	149.7	651.5	649.7
Income tax expense	38.1	22.2	160.1	126.3
Income from continuing operations	132.4	127.5	491.4	523.4
Income (loss) from discontinued operations, net of tax	—	0.1	(0.1)	(0.1)
Net income	132.4	127.6	491.3	523.3
Less: Income attributable to noncontrolling interests	0.7	0.6	3.3	3.4
Net income attributable to ITT Inc.	$131.7	$127.0	$488.0	$519.9

Amounts attributable to ITT Inc.:
Income from continuing operations	$131.7	$126.9	$488.1	$520.0
Income (loss) from discontinued operations, net of tax	—	0.1	(0.1)	(0.1)
Net income attributable to ITT Inc.	$131.7	$127.0	$488.0	$519.9

Earnings per share attributable to ITT Inc.:
Basic	$1.65	$1.56	$6.15	$6.36
Diluted	$1.64	$1.55	$6.11	$6.32

Weighted average common shares – basic	79.8	81.5	79.4	81.8
Weighted average common shares – diluted	80.3	82.0	79.9	82.3

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

As of the Period Ended	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$1,742.9	$439.3
Receivables, net	756.1	703.0
Inventories	671.9	612.3
Other current assets	183.4	131.2
Total current assets	3,354.3	1,885.8
Non-current assets:
Plant, property and equipment, net	627.0	577.2
Goodwill	1,511.2	1,430.1
Other intangible assets, net	432.6	454.1
Other non-current assets	385.3	384.1
Total non-current assets	2,956.1	2,845.5
Total assets	$6,310.4	$4,731.3
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$261.3	$427.6
Accounts payable	465.0	458.4
Accrued and other current liabilities	572.0	447.2
Total current liabilities	1,298.3	1,333.2
Non-current liabilities:
Non-current portion of long-term debt	521.5	232.6
Postretirement benefits	120.0	119.0
Other non-current liabilities	279.3	260.7
Total non-current liabilities	920.8	612.3
Total liabilities	2,219.1	1,945.5
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 85.9 shares and 81.5 shares, respectively	85.9	81.5
Capital in excess of par value	1,313.9	—
Retained earnings	2,987.1	3,115.6
Accumulated other comprehensive income (loss):
Postretirement benefits	—	3.2
Cumulative translation adjustments	(302.5)	(421.5)
Total accumulated other comprehensive loss	(302.5)	(418.3)
Total ITT Inc. shareholders’ equity	4,084.4	2,778.8
Noncontrolling interests	6.9	7.0
Total shareholders’ equity	4,091.3	2,785.8
Total liabilities and shareholders’ equity	$6,310.4	$4,731.3

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Year Ended	December 31, 2025	December 31, 2024
Operating Activities
Income from continuing operations attributable to ITT Inc.	$488.1	$520.0
Adjustments to income from continuing operations:
Depreciation and amortization	143.2	137.3
Equity-based compensation	36.2	25.9
Deferred income tax (benefit) expense	4.6	(20.6)
(Gain) loss on sale of businesses	—	(47.8)
Other non-cash charges, net	34.1	30.9
Changes in assets and liabilities:
Change in receivables	(10.3)	(43.2)
Change in inventories	(24.6)	—
Change in contract assets	(15.7)	(7.9)
Change in contract liabilities	41.9	(0.9)
Change in accounts payable	(18.8)	1.8
Change in accrued expenses	56.1	(10.8)
Change in income taxes	(15.9)	(1.6)
Other, net	(50.1)	(20.5)
Net Cash – Operating Activities	668.8	562.6
Investing Activities
Capital expenditures	(121.3)	(123.9)
Proceeds from government incentives for capital expenditures	7.9	—
Proceeds from sale of business	—	177.9
Acquisitions, net of cash acquired	(6.8)	(864.8)
Payments to acquire interest in unconsolidated subsidiaries	(1.6)	(2.6)
Other, net	2.0	(4.5)
Net Cash – Investing Activities	(119.8)	(817.9)
Financing Activities
Commercial paper, net (repayments) borrowings	(212.3)	239.5
Long-term debt issued, net of debt issuance costs	749.0	763.9
Long-term debt repayments	(462.0)	(537.4)
Share repurchases under repurchase plan	(521.0)	(104.5)
Payments for taxes related to net share settlement of stock incentive plans	(13.7)	(14.2)
Dividends paid	(111.0)	(104.7)
Proceeds from issuance of common stock	1,314.1	—
Other, net	(14.2)	(7.7)
Net Cash – Financing Activities	728.9	234.9
Exchange rate effects on cash and cash equivalents	26.3	(29.0)
Net cash from discontinued operations – operating activities	(0.5)	(0.5)
Net change in cash and cash equivalents	1,303.7	(49.9)
Cash and cash equivalents – beginning of year (includes restricted cash of $0.7 and $0.7, respectively)	440.0	489.9
Cash and cash equivalents – end of year (includes restricted cash of $0.8 and $0.7, respectively)	$1,743.7	$440.0
Supplemental Disclosures of Cash Flow and Non-Cash Information:
Cash paid for interest	$41.7	$33.4
Cash paid for income taxes, net of refunds received	$151.6	$128.6
Capital expenditures included in current liabilities	$17.1	$31.2

Key Performance Indicators and Non-GAAP Measures
ITT reviews a variety of key performance indicators including revenue, operating income and margin, earnings per share, order growth, and backlog. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined, respectively, as revenue and orders, excluding the impacts of foreign currency fluctuations, acquisitions, and divestitures that may or may not qualify as discontinued operations. Current year activity from acquisitions is excluded for twelve months following the closing date of acquisition. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Prior year revenue and orders are adjusted to exclude activity during the comparable period for twelve months post-closing date for divestitures that do not qualify as discontinued operations. We believe that reporting organic revenue and organic orders provide useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income is defined as operating income adjusted to exclude special items that include, but are not limited to, restructuring, certain asset impairment charges, certain acquisition- and divestiture-related impacts, and unusual or infrequent operating items. Special items represent charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin is defined as adjusted operating income divided by revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations is defined as income from continuing operations attributable to ITT Inc. adjusted to exclude special items that include, but are not limited to, restructuring, certain asset impairment charges, certain acquisition- and divestiture-related impacts, income tax settlements or adjustments, and unusual or infrequent items. Special items represent charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred and the tax deductibility under local tax rules. Adjusted Income from Continuing Operations per Diluted Share (Adjusted EPS) is defined as adjusted income from continuing operations divided by diluted weighted average common shares outstanding. We believe that adjusted income from continuing operations and adjusted EPS are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, net of capital-related government incentives. Free Cash Flow Margin is defined as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin provide useful information to investors as it provides insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

Reconciliation of Revenue to Organic Revenue
	Fourth Quarter 2025					Full Year 2025
	MT	IP	CCT	Elim	Total	MT	IP	CCT	Elim	Total
2025 Revenue	$360.8	$423.1	$271.2	$(1.1)	$1,054.0	$1,428.2	$1,496.2	$1,017.0	$(2.9)	$3,938.5
Less: Acquisitions	—	6.6	—	—	6.6	—	26.1	135.4	—	161.5
Less: Foreign currency translation	23.6	12.8	2.5	—	38.9	44.0	15.7	5.0	(0.1)	64.6
2025 Organic revenue	$337.2	$403.7	$268.7	$(1.1)	$1,008.5	$1,384.2	$1,454.4	$876.6	$(2.8)	$3,712.4
2024 Revenue	$326.0	$362.6	$241.0	$(0.6)	$929.0	$1,447.8	$1,361.0	$825.1	$(3.2)	$3,630.7
Less: Divestitures	—	—	—	—	—	89.1	—	—	0.1	89.2
2024 Organic revenue	$326.0	$362.6	$241.0	$(0.6)	$929.0	$1,358.7	$1,361.0	$825.1	$(3.3)	$3,541.5
Organic Revenue Growth - $	$11.2	$41.1	$27.7		$79.5	$25.5	$93.4	$51.5		$170.9
Organic Revenue Growth - %	3.4%	11.3%	11.5%		8.6%	1.9%	6.9%	6.2%		4.8%

Reported Revenue Growth - $	$34.8	$60.5	$30.2		$125.0	$(19.6)	$135.2	$191.9		$307.8
Reported Revenue Growth - %	10.7%	16.7%	12.5%		13.5%	(1.4)%	9.9%	23.3%		8.5%

Reconciliation of Orders to Organic Orders
	Fourth Quarter 2025					Full Year 2025
	MT	IP	CCT	Elim	Total	MT	IP	CCT	Elim	Total
2025 Orders	$359.4	$376.2	$313.5	$(1.0)	$1,048.1	$1,435.8	$1,595.2	$1,131.4	$(2.6)	$4,159.8
Less: Acquisitions	—	13.5	—	—	13.5	—	36.1	177.7	—	213.8
Less: Foreign currency translation	23.4	7.3	2.8	—	33.5	43.0	14.5	5.7	—	63.2
2025 Organic orders	$336.0	$355.4	$310.7	$(1.0)	$1,001.1	$1,392.8	$1,544.6	$948.0	$(2.6)	$3,882.8
2024 Orders	$321.2	$372.0	$222.4	$(0.8)	$914.8	$1,471.6	$1,484.6	$833.0	$(3.5)	$3,785.7
Less: Divestitures	—	—	—	—	—	89.1	—	—	0.1	89.2
2024 Organic orders	$321.2	$372.0	$222.4	$(0.8)	$914.8	$1,382.5	$1,484.6	$833.0	$(3.6)	$3,696.5
Organic Orders Growth - $	$14.8	$(16.6)	$88.3		$86.3	$10.3	$60.0	$115.0		$186.3
Organic Orders Growth - %	4.6%	(4.5)%	39.7%		9.4%	0.7%	4.0%	13.8%		5.0%

Reported Orders Growth - $	$38.2	$4.2	$91.1		$133.3	$(35.8)	$110.6	$298.4		$374.1
Reported Orders Growth - %	11.9%	1.1%	41.0%		14.6%	(2.4)%	7.4%	35.8%		9.9%

Note: Immaterial differences due to rounding.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

Reconciliations of Operating Income/Margin to Adjusted Operating Income/Margin
	Fourth Quarter 2025					Fourth Quarter 2024
	MT	IP	CCT	Corporate	ITT	MT	IP	CCT	Corporate	ITT
Reported Operating Income	$67.3	$92.9	$51.0	$(32.5)	$178.7	$62.8	$76.9	$39.9	$(19.7)	$159.9
Restructuring costs	5.2	1.8	0.8	—	7.8	0.4	0.5	0.6	—	1.5
Acquisition-related costs	—	0.1	0.3	9.5	9.9	—	0.1	1.6	—	1.7
Other special items	(1.5)	0.1	(1.0)	0.1	(2.3)	(0.3)	—	—	—	(0.3)
Adjusted Operating Income	$71.0	$94.9	$51.1	$(22.9)	$194.1	$62.9	$77.5	$42.1	$(19.7)	$162.8
Change in Operating Income	7.2%	20.8%	27.8%	65.0%	11.8%
Change in Adjusted Operating Income	12.9%	22.5%	21.4%	16.2%	19.2%

Reported Operating Margin	18.7%	22.0%	18.8%		17.0%	19.3%	21.2%	16.6%		17.2%
Impact of special item adjustments	100 bps	40 bps	0 bps		140 bps	0 bps	20 bps	90 bps		30 bps
Adjusted Operating Margin	19.7%	22.4%	18.8%		18.4%	19.3%	21.4%	17.5%		17.5%
Change in Operating Margin	-60 bps	80 bps	220 bps		-20 bps
Change in Adjusted Operating Margin	40 bps	100 bps	130 bps		90 bps

	Full Year 2025					Full Year 2024 [a]
	MT	IP	CCT	Corporate	ITT	MT	IP	CCT	Corporate	ITT
Reported Operating Income	$275.9	$315.1	$178.2	$(84.7)	$684.5	$314.6	$278.4	$146.1	$(61.0)	$678.1
Restructuring costs	9.4	8.2	3.7	—	21.3	2.7	3.0	2.4	—	8.1
Acquisition-related costs	—	0.8	0.9	9.5	11.2	—	4.2	2.8	—	7.0
Gain on sale of Wolverine business	—	—	—	—	—	(47.8)	—	—	—	(47.8)
Other special items	(0.1)	0.9	(1.0)	0.3	0.1	(0.6)	—	—	—	(0.6)
Adjusted Operating Income	$285.2	$325.0	$181.8	$(74.9)	$717.1	$268.9	$285.6	$151.3	$(61.0)	$644.8
Change in Operating Income	(12.3)%	13.2%	22.0%	38.9%	0.9%
Change in Adjusted Operating Income	6.1%	13.8%	20.2%	22.8%	11.2%

Reported Operating Margin	19.3%	21.1%	17.5%		17.4%	21.7%	20.5%	17.7%		18.7%
Impact of special item adjustments	70 bps	60 bps	40 bps		80 bps	-310 bps	50 bps	60 bps		-90 bps
Adjusted Operating Margin	20.0%	21.7%	17.9%		18.2%	18.6%	21.0%	18.3%		17.8%
Change in Operating Margin	-240 bps	60 bps	-20 bps		-130 bps
Change in Adjusted Operating Margin	140 bps	70 bps	-40 bps		40 bps

Note: Immaterial differences due to rounding.

[a] The full year 2024 includes a change in accounting principle adjustment increasing the previously reported and adjusted operating income for IP and ITT by $2.1M and adjusted operating margin for IP and ITT by 20 basis points and 10 basis points, respectively. Refer to the ITT Annual Report on Form 10-K for additional information pertaining to the change in accounting principle.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

	Reconciliation of Reported vs. Adjusted Income from Continuing Operating and Diluted EPS
		Income from Continuing Operations						Diluted Earnings per Share
		Q4 2025	Q4 2024	% Change	FY 2025	FY 2024 [a]	% Change	Q4 2025	Q4 2024	% Change	FY 2025	FY 2024 [a]	% Change
	Reported	$131.7	$126.9	3.8%	$488.1	$520.0	(6.1)%	$1.64	$1.55	5.8%	$6.11	$6.32	(3.3)%
	Special Items Expense / (Income):
	Restructuring costs	7.8	1.5		21.3	8.1		0.10	0.01		0.27	0.09
	Acquisition-related costs [b]	12.0	1.7		13.3	7.0		0.15	0.02		0.17	0.08
	Gain on sale of Wolverine business	—	—		—	(47.8)		—	—		—	(0.58)
	Other pre-tax special items [c]	(0.3)	(0.3)		2.1	(0.6)		—	—		0.02	(0.01)
	Net tax benefit of pre-tax special items	(3.9)	(0.4)		(8.0)	(3.3)		(0.05)	—		(0.10)	(0.04)
	Other tax-related special items [d][e]	1.1	(6.8)		20.1	0.5		0.01	(0.08)		0.25	0.02
	Adjusted	$148.4	$122.6	21.0%	$536.9	$483.9	11.0%	$1.85	$1.50	23.3%	$6.72	$5.88	14.3%

	Note: Amounts may not calculate due to rounding.
	Per share amounts are based on diluted weighted average common shares outstanding.

[a]
The full year 2024 includes a change in accounting principle adjustment increasing the previously reported and adjusted income from continuing operations by $1.6 and adjusted diluted EPS by $0.02. Refer to the ITT Annual Report on Form 10-K for additional information pertaining to the change in accounting principle.

[b]	Acquisition-related costs for 2025 primarily relate to fees incurred to effectuate the agreement to acquire SPX FLOW, including $2.1 of interest-related costs.
[c]	Other pre-tax special items for the full year 2025 include interest expense associated with uncertain tax positions.
[d]
The fourth quarter 2025 includes tax expense on distributions of non-U.S. income of $3.2, tax expense on undistributed foreign earnings of $1.4, and other tax expense special items of $2.5, partially offset by a tax benefit on return to accrual adjustment of ($6.0). The full year 2025 includes tax expense on distributions of non-U.S. income of $12.6, tax expense on undistributed foreign earnings of $4.9, tax expense from tax rate change impacts of $1.8, and other tax expense special items of $0.8.

[e]
The fourth quarter 2024 includes tax benefit from valuation allowance impacts of ($8.9), tax benefit on undistributed foreign earnings ($7.6), tax expense on distributions of $7.1, tax expense from tax rate change impacts of $1.9, and other tax expense items totaling $0.8. The full year 2024 includes tax expense on distributions of $12.5, tax benefit from valuation allowance impacts of ($6.7), tax benefit on undistributed foreign earnings of ($5.7), tax benefit related to the Micro-Mode acquisition of ($2.2), tax expense from tax rate change impacts of $1.6, and other tax expense items totaling $1.0.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

Reconciliation of Cash from Operating Activities to Free Cash Flow
	Three Months Ended		Full Year Ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Net Cash - Operating Activities	$227.8	$223.2	$668.8	$562.6
Less: Capital expenditures	40.4	36.4	121.3	123.9
Less: Proceeds from government incentives	—	—	(7.9)	$—
Free Cash Flow	$187.4	$186.8	$555.4	$438.7

Revenue	$1,054.0	$929.0	$3,938.5	$3,630.7

Operating Cash Flow Margin	21.6%	24.0%	17.0%	15.5%
Free Cash Flow Margin	17.8%	20.1%	14.1%	12.1%

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

Reconciliation of GAAP vs Adjusted EPS Guidance - Q1 2026

	Q1 2026 Guidance
	Low	High
EPS from Continuing Operations - GAAP	$1.67	$1.71
Special Items	0.01	0.01
EPS from Continuing Operations - Adjusted	$1.68	$1.72

Note: The Company has provided forward-looking non-GAAP financial measures for organic revenue growth and adjusted operating margin. It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions, divestitures, and certain other special items that may occur in Q1 2026 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and accordingly has not provided reconciliations for these forward looking non-GAAP financial measures.